e:\flh\vca2\nsar.GT





     This report is signed on behalf of the
Registrant in the City of Newark and State of New
Jersey on the 27th day of August, 1998.



    The Prudential Variable Contract Account-2
                File No. 811-01612




Witness: /s/ Caren Cunningham                By:
/s/ Grace Torres
     Caren Cunningham                   Grace
Torres
     Secretary                     Treasurer